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                                                                 FSB 160-32177-0





          [LETTERHEAD OF RAY, QUINNEY & NEBEKER -- ATTORNEYS AT LAW]







                                 April 28, 1995





United Air Lines, Inc.
1200 East Algonquin Road
Elk Grove Township, IL  60007

RE:  UNITED AIR LINES PASS THROUGH CERTIFICATES SERIES 1995-A

Dear Sir or Madam:

We have acted as special counsel to First Security Bank of Utah, National Association, a national banking association in its individual capacity, and as pass through trustee (the "Pass Through Trustee") under the Basic Agreement and each Trust Supplement to be entered into by the Pass Through Trustee and United Air Lines, Inc. ("United"), a Delaware corporation. Pursuant to the Basic Agreement, the Pass Through Trustee will execute, authenticate and deliver Certificates to be registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), by a Registration Statement on Form S-3 (File No.33-46033), as amended (the "Registration Statement"). Terms used herein and not otherwise defined herein shall have the meanings set forth in the Appendix to the Preliminary Prospectus Supplement dated April 28, 1995 (the "Prospectus Supplement") to the Prospectus dated April 28, 1995 relating to the United Air Lines Pass Through Certificates, Series 1995-A (the "Prospectus").
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As such counsel, we have reviewed the form of the Certificates, the Basic
Agreement, the discussion in the Prospectus Supplement entitled "Certain Utah Taxes" and other agreements and documents relating to the transactions therein contemplated, and we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or advisable for the purposes of this opinion.

     Based on the foregoing, we are of the opinion that:

     1. The execution, authentication, issue and delivery by the Trustee of the Certificates and the Basic Agreement have been duly authorized by the Trustee.

     2. With respect to the Certificates of each series, when (a) the execution and delivery of the Basic Agreement by United shall have been duly authorized by all necessary corporate action of United, (b) the Basic Agreement shall have been executed and delivered by United and the Pass Through Trustee, (c) the Trust Supplement establishing the terms of the Certificates of such series and forming the related Trust shall have been duly authorized, executed and delivered by United and the Pass Through Trustee in accordance with the terms and conditions of the Basic Agreement, and (d) the Certificates of such series shall have been duly executed, authenticated, issued and delivered by the Pass Through Trustee and sold as contemplated by each of the Registration Statement, the Prospectus, the supplement or supplements to the Prospectus relating to the Certificates of such series, the Basic Agreement and the related Trust Supplement, assuming that the terms of the Certificates of such series are in compliance with then applicable law, (i) the Basic Agreement, as supplemented by the Trust Supplement, will constitute a valid and binding obligation of the Pass Through Trustee enforceable against the Pass Through Trustee in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity, and (ii) the Certificates of such series will be validly issued and will entitled to the benefits of the Basic Agreement and the related Trust Supplement.

     3. The discussion in the Prospectus Supplement entitled "Certain Utah Taxes" insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

     We hereby consent to the filing of this opinion as an Exhibit to the 8-K filing and to the use of our name in the first paragraph of the Prospectus Supplement under the caption "Certain Utah Taxes". In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Securities and Exchange Commission.
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We are attorneys admitted to practice in the State of Utah and in rendering the foregoing opinions we have not passed upon, or purported to pass upon, the laws of any jurisdiction other than the State of Utah and the Federal banking law governing the banking and trust powers of First Security Bank of Utah, National Association.

                              Very truly yours,

                              RAY, QUINNEY & NEBEKER

                              /s/ M. John Ashton

                              M. John Ashton